* Confidential treatment has been granted or requested with respect to portions of this exhibit, and such portions have been replaced with "**". Such confidential portions have been deleted and separately filed with the Securities and Exchange Commission pursuant to Rule 24b-2.

                          JOINT DEVELOPMENT AGREEMENT


THIS JOINT DEVELOPMENT AGREEMENT ("Agreement") is entered into and made effective as of April 9, 1997 by and between Ramtron International Corporation, ("Ramtron"), a Delaware corporation having its principal place of business at 1850 Ramtron Drive, Colorado Springs, Colorado and ULVAC Japan, Ltd., ("ULVAC"), a Japanese corporation, having its principal place of business at 2500 Hagisono, Chigasaki, Kanagawa, 253, Japan.

WHEREAS, Ramtron is engaged in the business of designing, integrating, and developing state-of-the-art ferroelectric semiconductor technology.

WHEREAS, ULVAC is engaged in the business of manufacturing fabrication equipment for the semiconductor industry.

WHEREAS, Ramtron and ULVAC desire to establish a successful relationship in the joint development of equipment that will optimize the integration and manufacturability of advanced ferroelectrics and semiconductor capacitors.

NOW THEREFORE, in consideration of the premises hereof and the mutual promises, the parties agree as follows:

1.  DESCRIPTION OF DEVELOPMENT PROJECT

Ramtron and ULVAC hereby agree to enter into a cooperative arrangement comprised of at least two (2) phases under which the parties shall establish a baseline study with respect to FRAM processes for which ULVAC
has developed functional applications.   Under the Development Project, the
parties shall jointly conduct materials and process solution experiments to the FRAM fabrication process that shall result in achieving optimal FRAM performance at the device level, pursuant to the terms and conditions as more fully described in the Statement Of Work (SOW), labelled Attachment "A" and attached hereto and incorporated herein by reference. It is hereby specifically agreed that such experiments shall involve the evaluation of certain equipment designed and manufactured by ULVAC including, but not limited to, the SPZ-1000, Phoenix Asher, V-Series Vertical Furnaces, Etchers and other equipment that may be mutually agreed to by the parties.

2.  PROJECT LEADERS

The parties hereby agree that the Project Leader for Ramtron shall be Mr. Tom Davenport and the Project Leader for ULVAC shall be Mr. Yoshifumi Ota. The responsibilities of the Project Leaders shall be to coordinate the individual work and/or shared work as set forth in the SOW with respect to the equipment deliverables as described in Attachment "B" and the cost sharing as described in Attachment "C", both attached hereto and incorporated herein by reference.

3.  PHASE I PROJECT OBJECTIVES

The parties hereby agree that the primary goal of Phase I is to develop a ferroelectric capacitor stack using the SPZ-1000 equipment-set to achieve optimal physical and electrical properties. More specifically, the parties shall endeavor to develop (i) a stable PZT capacitor deposition process with materials now used by Ramtron and (ii) an effective strip process for PZT and Pt-etch residues, as more fully described in the SOW. In addition, the Project shall focus on (i) the immediate FRAM related manufacturing
requirements of Ramtron's licensees:              **
               ; (ii) the ability to reliably demonstrate FRAM related applications of the SPZ-1000 and Phoenix Asher equipment-sets to potential licensees of Ramtron and (iii) a technical evaluation of the potential of the V-Series and Etching equipment-sets to deliver optimal FRAM process solutions.

4.  PHASE I EQUIPMENT PURCHASE

During the course of Phase I, Ramtron shall purchase from ULVAC and ULVAC shall deliver to Ramtron, F.O.B., to Ramtron's Colorado Springs, Colorado facility, a Phoenix Asher equipment-set. The terms and conditions of such purchase shall be set forth in a separately negotiated purchase order, the execution of which shall be tied to the execution of this Agreement.

5.  PHASE I EQUIPMENT EVALUATION

During the course of Phase I, the parties shall provide to the other party an evaluation of the capabilities and benefits of ULVAC etching equipment-set and V-series vertical furnaces.

6.  PHASE I TERM

Phase I shall remain in force and effect for a period of nine (9) months following the execution of this Agreement or until such date as the parties enter into Phase II of the Development Project, whichever first occurs.

7.  PHASE II PROJECT OBJECTIVES

The parties hereby agree that upon completion by Ramtron of the Phase I evaluations to be performed by Ramtron as set-forth in the SOW, the parties shall commence Phase II, during which the parties shall (i) use ULVAC's SPZ-1000 equipment-set to advance materials development and processes for an integrated FRAM stack, as defined by the Project Leaders and pursuant to the specific Phase II objectives described in the SOW.

8.  PHASE II EQUIPMENT EVALUATION

In consideration of completion of the evaluations undertaken by Ramtron during Phase I, and the purchase of the equipment-set related thereto (Phoenix Asher), ULVAC shall furnish to Ramtron an SPZ-1000 equipment-set. The SPZ-1000 shall be delivered F.O.B. to Ramtron's Colorado Springs, Colorado facility. The parties expressly agree that title in the aforementioned equipment-set shall remain fully and exclusively with ULVAC. Ramtron shall provide adequate care and precaution for the security of ULVAC's property on Ramtron site. Ramtron shall use such equipment-set to undertake the Phase II evaluations and experiments and prototype manufacturing as defined by the Project Leaders in the SOW. Ramtron shall not modify, reform or in whatever form make changes to SPZ-1000 without the prior written consent of ULVAC. By the end of 4 years after signing date of this Agreement, Ramtron shall have the option, but not the obligation, to purchase from ULVAC, the SPZ-1000 equipment-set, as described in Attachment "B", on terms to be mutually agreed to by the parties.

9.  PHASE II TERM

The parties hereby agree that Phase II shall commence upon the successful completion of Phase I and upon the delivery by ULVAC to Ramtron of the SPZ-1000 equipment-set set forth in Attachment "B". Phase II shall continue in force and effect for such a period as described in Attachment A 2.2 following the delivery by ULVAC to Ramtron of the SPZ-1000 equipment-set.

10.  PLANT VISITS

When visiting the other party's facilities, representatives and personnel of each party shall be subject to all rules and regulations prevailing on the premises of such party. None of the representatives or personnel of either party shall be considered, for any reason, to be an employee of the other party. Plant visits shall be coordinated through the Project Leaders. In the event that any employee of ULVAC visits Ramtron's premises, or any employee of Ramtron shall visit ULVAC's premises as contemplated pursuant to this Section, then the sending party shall be responsible for any and all liability of any type whatsoever to any other person, form or entity arising from any direct or indirect action or inaction relating to the carrying out of its employee's duties under the terms of this Section. Each party shall also cause its employees to be covered by its respective liability insurance policy or policies. Whether or not any action or inaction of any such employee is covered by insurance, each party hereby agrees to hold harmless and indemnify the other party against and from all losses, claims, damages, liabilities, obligations or expenses (including attorneys fees, court costs, and costs of investigation) incurred or to which it may become subject as a result of any action or inaction relating to the carrying out of its employee's duties as contemplated herein. In addition, each party shall be solely responsible for all costs it may incur during the terms of this Agreement related to air travel, meals and lodging expenses, and/or other employee costs and expenses.

11.  INTELLECTUAL PROPERTY

     a. It is understood and agreed that Ramtron shall retain sole ownership to all patents, patent applications, maskwork rights, copyrights, trade secrets, know-how and other intellectual property rights in all countries of the world relating to Ramtron's proprietary ferroelectric technology.

     b. It is understood and agreed that ULVAC shall retain sole ownership to all patents, patent applications, maskwork rights, copyrights, trade secrets, know-how and other intellectual property rights in all countries of the world relating to ULVAC's proprietary equipment design and development technology.

     c. Ramtron and ULVAC shall jointly own, in equal and undivided shares, all right, title and interest in and to any improvements, enhancements and/or inventions made by either party during the terms of this Agreement. From time to time when necessary during the term of this Agreement, there shall be a meeting of a joint development technology committee, which shall consist of the Project Leaders and one (1) additional member appointed by each of Ramtron and ULVAC, who is knowledgeable in the area of intellectual property matters (the "Joint Development Technology Committee"). In the event any patentable joint improvement is discovered under this Agreement during the preceding period, the responsibility of the Joint Development Technology Committee shall be to determine the following:

         1. whether or not a patent application will be prepared and filed for such invention;

         2. which party will apply for such joint patent right and the sharing of costs associated with the preparation and filing of such joint patent right; and

         3. which countries such joint patent applications will be filed for.

Ramtron and ULVAC will each render any and all reasonable assistance to the other party including, but not limited to, the execution and delivery of any additional documents reasonably requested by such other party, at such other party's expense, in order for such other party to perfect, register and/or enforce any and all intellectual property rights and such other party's joint ownership therein in any and all countries throughout the world as may be mutually agreed to by the Joint Development Technology Committee. Each party hereto, may perpetually use, without payment to the other party, joint improvements, joint patent rights or any other statutory intellectual property resulting from joint improvements made during the course of the development project to the extent permitted under applicable law. The parties shall not grant to a third party a license of joint patent rights without the other party's prior written consent, which consent shall not unnecessarily be withheld.

12.  EQUIPMENT RECOMMENDATION

Upon the successful completion of the Development Project, regarding the integration of advanced multi-level metal processes with ferroelectric process technology, then Ramtron shall agree to promote the use of ULVAC's equipment to prospective third party licensees. Such promotion by Ramtron shall be in the form of material inducements and/or incentives as shall be determined by Ramtron, within its sole discretion after consulting with ULVAC, and which may further be agreed to in the course of negotiation between Ramtron and such potential third party licensees.

13.  CONFIDENTIALITY

     a. The term "Confidential Information" shall mean any information disclosed by one party to the other, or jointly created by the parties pursuant to this Agreement, which is on written, graphic, machine-readable, or other tangible form, and is marked "Confidential" or, in some other manner, indicates its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed thirty (30) days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party. Notwithstanding the foregoing, the SPZ-1000 equipment-set, including all parts thereof provided to Ramtron by ULVAC during Phase II, constitutes "Confidential Information" regardless of whether its confidential nature is expressly indicated or not.

     b. For a period of five (5) years from the receipt thereof, or from the time when the information was developed or jointly created, neither party shall knowingly publish or disseminate or disclose to any third party any of the Confidential Information, except to the employees or subcontractors of the receiving party who reasonably needs to know such Confidential Information and who have secrecy obligations to the sending party regarding such Confidential Information. Each page of each document which contains Confidential Information shall be stamped with the confidential legend of the party transferring the documents. Notwithstanding this Section 13b or any other provisions of this Agreement, the obligations set forth in this Section 13b shall not in any way restrict or impair the right of the receiving party to disclose to any third party any Confidential Information:

         (i) Which is or becomes publicly available without breach of this Agreement;

         (ii) Which is already in the possession of the receiving party or any of its subsidiaries, as evidenced by the written records of the receiving party or any of its subsidiaries;

         (iii) Which is rightfully received by the receiving party or any of its subsidiaries from a third party;

         (iv) Which is independently developed by the receiving party or any of its subsidiaries, as evidenced by the written records of the receiving or any of its subsidiaries;

         (v) Which is released for disclosure to any third party by the disclosing party with its written consent; or

         (vi) Which is inherently disclosed by the use, lease, sale, distribution, design or operation of any product or service, including associated documentation.

     c. Disclosure of Confidential Information will not be precluded if such disclosure is:

         (i) In response to a valid order of a court or government body of the United States or Japan; provided, however, that the receiving party shall first have given notice to the disclosing party and made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purpose for which the order was issued;

         (ii)   Otherwise required by law; or

         (iii)  To the legal representative or a party hereto.

     d. Nothing in this Agreement creates any obligation in any way limiting or restricting assignment and/or reassignment of employees by the receiving party or any of its subsidiaries, to or from or within any such subsidiaries.

     e. The parties hereby agree that the terms and conditions of the Agreement shall be deemed Confidential Information.

     f. If deemed by the parties to be necessary for the purpose of this Agreement, each party will designate one or more Document Manager(s) whose responsibility is to receive, on behalf of the receiving party, all Confidential Information pursuant to this Agreement, and to monitor within their company the distribution of the received Confidential Information for the purpose of this Agreement.

14.  COMPLIANCE WITH LAWS AND REGULATIONS

     a. The parties shall comply with all applicable governmental laws, ordinances and regulations. Each will be solely responsible for its own individual violations of any such laws, ordinances and regulations.

     b. The parties understand and agree that they are subject to all applicable laws and regulations of the United States of America ("USA") or Japan and any other applicable jurisdiction with respect to the export and use of services and/or technology sourced from the USA or any other applicable jurisdiction. The parties shall comply in all respects with such laws and regulations insofar as they may apply to their performance under this Agreement. The parties are not to export or re-export, directly or indirectly, (i) any technical data received from the other party under this Agreement, or (ii) any product based on the process and/or technical data to any country to which such export or re-export is restricted or prohibited by USA or Japan or other relevant laws without obtaining prior authorization from the competent government authorities as required by those laws.

15.  AMENDMENTS

No part of this Agreement may be amended, altered, or otherwise changed unless in writing duly executed by the parties hereto.

16.  REPRESENTATIONS OF THE PARTIES

Each party represents and warrants to the best of its knowledge and belief that it has the right to perform the technical and engineering services herein without violation of obligations to others and without violation of any patents either party knows to exist, and that each party has the right to disclose to the other party any and all information transmitted to the other party in the performance of such services under this Agreement, and each party agrees that the information submitted to the other party, whether patentable or not, may be utilized by the other party to advance to objectives as set forth herein.

17.  TERM AND TERMINATION

     a.  Term.

This Agreement shall become effective on the date first above set forth, and shall be valid for a period of four (4) years unless extended by mutual consent of the parties.

     b.  Default.

If either party hereto is in default of any material obligation imposed on it herein for more than sixty (60) days after written notice has been given by the other party to the party in default, the other party may, in addition to any other rights or remedies available to such other party, terminate this Agreement by written notice to the defaulting party.

     c.  Termination for Insolvency.

In the event of the institution of any proceedings by or against either party in bankruptcy or insolvency or under any other provisions of the Bankruptcy Act including proceedings under Chapter X and XI thereof, or the appointment of a receiver or trustee or an assignment for the benefit of creditors of the bankrupt or insolvent party, the other party, after providing notice, may terminate this Agreement. Any termination under this provision shall be deemed to be a termination for default in accordance with this Section 17.

     d.  Survival.

Upon expiration or termination of this Agreement, all rights, privileges and obligations hereunder shall cease; provided, however, that notwithstanding the termination of this Agreement, the provisions of
Article 13 (CONFIDENTIALITY), 14 (COMPLIANCE WITH LAWS AND REGULATIONS), 16 (REPRESENTATIONS OF THE PARTIES), 19 (LIMITATION OF LIABILITY),
20 (ASSIGNMENT), AND 23 (ARBITRATION), shall survive and continue to be binding on the parties.

18.  INDEMNITY

Each party shall defend, indemnify and hold the other party harmless against all claims, suits, costs, damages and judgments incurred, claims sustained by third parties, whether for personal injury or otherwise, because of the evaluation, experiments and all other activities of whatever kind or nature arising under this Agreement. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT.

19.  LIMITATION OF LIABILITY

THIS ARTICLE 19 STATES EACH PARTY'S TOTAL LIABILITY AND RESPONSIBILITY, AND EACH PARTY'S SOLE REMEDY, FOR ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, TRADEMARK, COPYRIGHT, OR OTHER INTELLECTUAL PROPERTY RIGHT BY FRAM TECHNOLOGY, ULVAC TECHNOLOGY, OR IMPROVEMENTS MADE THERETO, OR ANY PART THEREOF. THIS SECTION IS IN LIEU OF AND REPLACES ANY OTHER EXPRESSED OR IMPLIED OR STATUTORY WARRANTY AGAINST INFRINGEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM SUCH INFRINGEMENT.

20.  ASSIGNMENT

Each party to this Agreement may not assign this Agreement or any rights under this Agreement without the expressed written permission of the other party.

21.  NOTICES

All notices and other communications required or permitted hereunder may be sent by fax unless either party requests more formal communication, in which case notices and communications shall be in writing and shall be mailed by registered or certified mail postage prepaid, or otherwise delivered by hand, by messenger or by telecommunication, addressed to the addresses first set forth above or at such other address furnished with a notice in the manner set forth herein. Such notices shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.

22.  APPLICABLE LAW

The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto shall be governed in accordance with the substantive laws of the state of Delaware, USA.

23.  ARBITRATION

Any dispute, controversy, or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach, or termination of this Agreement that has not been amicably resolved between the parties, shall be finally settled by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be conducted in Japanese and take place in Japan if it is initiated by Ramtron or conducted in English and take place in the United States if it is initiated by ULVAC.

The expenses of arbitration shall be borne by the party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrator if there is a compromise decision. Judgment upon any award may be entered in any court of competent jurisdiction. If the arbitrator determines that either party has proceeded in bad faith with respect to the subject matter of the arbitration proceedings, then the arbitrator shall require such party to reimburse the other party for the attorney fees and out of pocket expenses incurred by the other party in connection with the arbitration.

THIS ARTICLE 23 DOES NOT APPLY TO ANY BREACH OF OBLIGATION OF ARTICLE 13 (CONFIDENTIALITY). EACH PARTY MAY SEEK RELIEF FROM THE COURTS (INCLUDING INJUNCTIVE AND OTHER EQUITABLE RELIEF) IN CONNECTION WITH ANY SUCH BREACH.

24.  FORCE MAJEURE

Neither party shall be responsible for its failure to perform due to causes beyond its reasonable control such as, but not limited to, acts of God, fire, theft, war, riot, embargoes or acts of civil or military authorities.

25.  ENTIRE AGREEMENT

The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document signed by the party to be bound thereby. This Agreement shall take precedence over any other document that may be in conflict therewith.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the effective date first above written.

ULVAC Japan, Ltd.                        RAMTRON INTERNATIONAL CORPORATION

By:/S/ Kyuzo Nakamura                    By:/S/ Greg Jones
Name: Kyuzo Nakamura                     Name: Greg Jones
Title: President and CEO                 Title: President

                                  ATTACHMENT "A"
                                        TO
                            JOINT DEVELOPMENT AGREEMENT
                                  BY AND BETWEEN
                        RAMTRON INTERNATIONAL CORPORATION
                                       AND
                                 ULVAC JAPAN, LTD.

                                 STATEMENT OF WORK

1.  INTRODUCTION

    1.1 Background: Schedules and milestones are included in the Statement of Work as the framework to describe planned activities and events. A number of equipment areas are covered independently, but should result in a cohesive program whereby ULVAC's equipment-set can be recommended by Ramtron due to its having performed ferroelectric processes in superior fashion. The equipment-set is comprised of the following pieces: sputtering, ashing, etch and furnace.

2.  SPUTTERING EQUIPMENT

    2.1 PHASE 1: The ULVAC SPZ-1000 will be optimized for ferroelectric stack depositions during this phase, lasting nine months from the date of signing this agreement. Modifications will be made to the system as required by ULVAC. Evaluating the stack electrical performance will be done by Ramtron. Phase 1 will be considered complete when Ramtron and ULVAC determine through mutual consultations that the ferroelectric stack deposition process has matured to the point where more rapid evaluation results will be beneficial and prototype production can be run. Ramtron will analyze the patterned ferroelectric capacitor structures for switching, retention, fatigue, microstructure, grain structure and composition.

    2.2 PHASE 2: The SPZ-1000 machine will be transferred to Ramtron, Colorado Springs at the beginning of Phase 2. The work undertaken will include composition, microstructural, electrical and other optimizations. Specific Phase 2 objectives will be defined by the parties through mutual consultations. A minimum of 50 wafers per month will be supplied by Ramtron for the development. Machine time for joint development work will be shared with customer evaluations, including ULVAC's customer evaluations, at ULVAC's cost and Ramtron prototype production. ULVAC will provide in-house support during Phase 2 to the extent agreed to by the parties. Phase 2 will last until such time as the specific Phase 2 objectives described above are achieved or termination of this Agreement, whichever comes first.

    2.3 Objectives and term of the subsequent phase shall be determined through mutual consultations.

3.  ASHING EQUIPMENT

    3.1 Phase 1 has already commenced with an effort conducted jointly between ULVAC and Ramtron whereby the Phoenix Asher was evaluated for performance in regards to several ferroelectric process steps, including yield analysis and residue removal efficiency.

    3.2 Phase 1 will continue after the delivery of the Phoenix to Ramtron, Colorado Springs and will consist of Ramtron using the asher for prototype production and evaluations of yield analysis and residue removal efficiency thereafter. Alliance customers, both potential and current, will be able to evaluate the performance of the Phoenix for broad ferroelectric application as full qualification proceeds for Ramtron product families (Local Interconnect and non-Local Interconnect families; each of nine process steps for Local Interconnect, each of seven process steps for non-Local Interconnect).

4.  ETCHING EQUIPMENT

    4.1 Necessary number of stack and/or individual layer films will be patterned photolithographically at Ramtron for etch development work at ULVAC.

    4.2 Subsequent processing for ferroelectric device performance evaluation will be done at Ramtron. The evaluation will be considered complete when qualification wafers achieve adequate yields, as compared to Ramtron's standard process. Etch degradation, selectivity, linewidth control and cleanliness will be evaluated. If ULVAC's etching etcher is proven to be beneficial for ferroelectric production, then this piece of equipment will be recommended as part of the standard equipment-set to present and potential alliance partners.

5.  FURANCE EQUIPMENT

    5.1 Necessary number of wafers for the development of annealing processes for ferroelectric applications will be fabricated at Ramtron and supplied to the appropriate ULVAC demo laboratory.

    5.2 After anneal, the wafers will then be evaluated at Ramtron to include analysis of as-annealed properties and subsequent integration steps followed by further analysis. Microstructural and electrical performance will be evaluated utilizing x-ray diffraction and stress measurements. If the Series V, furnaces are proven to be beneficial for ferroelectric production, these pieces of equipment will be recommended as part of the standard equipment-set to present and potential alliance partners.

                                 ATTACHMENT "B"
                                      TO
                          JOINT DEVELOPMENT AGREEMENT
                                 BY AND BETWEEN
                        RAMTRON INTERNATIONAL CORPORATION
                                      AND
                                ULVAC JAPAN, LTD.

                        PHASE 2 EQUIPMENT DELIVERABLES

SPZ-1000: complete machine in standard ferroelectric configuration utilized by alliance customers.

   1 RF Module
   2 DC Modules
   1 Etch Module
   1 Heat Module
   2 Cassette Modules

TARGETS:

Following targets are delivered to Ramtron by ULVAC to use for SPZ-1000 and remain the property of ULVAC:

     Platinum        2 Pieces
     Titanium        1 Piece
     Ferroelectric   2 Pieces (Standard composition PZT)

                                ATTACHMENT C

                                COST SHARING

The both parties agree to the following cost sharing related to this Agreement and on the basis of the conditions pursuant to this Agreement;

                                 PHASE 1
-----------------------------------------------------------------------------
           RAMTRON                                       ULVAC
----------------------------------        -----------------------------------
1.  Wafers for evaluation                 1.  Sampling Work
2.  Transportation of the wafers          2.  Transportation of the samples
    to ULVAC                                  to Ramtron
3.  Evaluation work of the samples        3.  Modification work/materials
-----------------------------------------------------------------------------
                                 PHASE 2
-----------------------------------------------------------------------------
           RAMTRON                                       ULVAC
----------------------------------        -----------------------------------
1.  Preparation work/materials for        1.  Transportation/Installation of
    installing SPZ-1000 at Ramtron            SPZ-1000 to/at Ramtron
2.  Wafers for evaluation                 2.  Modification work/materials
3.  Utilities for SPZ-1000                3.  Maintenance work/materials
4.  Evaluation work of the samples        4.  Targets specified in Attachment
                                              B (Used targets owned by ULVAC)
5.  System repair work/materials          5.  System repair work/materials if
    if the damage is caused by                the damage is caused by fault
    fault of Ramtron                          of ULVAC
-----------------------------------------------------------------------------
                       Shared at 50:50 by Ramtron and ULVAC
-----------------------------------------------------------------------------
1. Ferroelectric targets jointly developed for SPZ-1000 (Used targets jointly owned)
-----------------------------------------------------------------------------